Exhibit 5.1

Hogan Lovells US LLP
1601 Wewatta Street
Suite 900
Denver, CO 80202
T +1 303 899 7300
F +1 303 899 7333
www.hoganlovells.com

May 16, 2019

Board of Directors

Westwater Resources, Inc.

6950 S. Potomac Street, Suite 300

Centennial, Colorado 80112

Ladies and Gentlemen:

We are acting as counsel to Westwater Resources, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 2,433,090 units (the “Units”) (each consisting of a share of common stock of the Company and a warrant to purchase one share of common stock), 2,433,090 shares of common stock of the Company, par value $0.001 per share (the “Shares”) and 2,433,090 warrants to purchase common stock (the “Warrants”) and the shares of common stock of the Company issuable from time to time upon exercise of the Warrants (the “Warrant Shares”); 2,433,090 pre-funded units (the “Pre-Funded Units”), each consisting of a pre-funded warrant to purchase one share of Common Stock (each, a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”) and one Warrant, and the shares of the Company’s Common Stock issuable from time to time upon exercise of the Pre-funded Warrants (the “Pre-Funded Warrant Shares”; and together with the Units, Shares, Warrants, Warrant Shares, Pre-Funded Units and Pre-Funded Warrants are collectively referred to herein as the “Securities”), warrants to purchase up to 121,655 shares of Common Stock (the “Representative Warrants”) and up to 121,655 shares of Common Stock issuable upon exercise of the Representative Warrants (the “Representative Warrant Shares”).  The Securities and the Representative Warrants will be sold pursuant to an Agreement (the “Agreement”) between the Company and Dawson James Securities, Inc. (“Dawson James”).  As noted in the Registration Statement, for each Pre-Funded Unit sold, the number of Units sold will be decreased on a one-for-one basis.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (b) and (c), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other statutes, rules, or regulations

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante   Amsterdam   Baltimore   Beijing   Birmingham   Boston   Brussels   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   Johannesburg   London   Los Angeles   Luxembourg   Madrid   Mexico City   Miami   Milan   Minneapolis   Monterrey   Moscow   Munich   New York   Northern Virginia   Paris   Perth   Philadelphia   Rio de Janeiro   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Sydney   Tokyo   Warsaw   Washington DC   Associated offices: Budapest   Jakarta   Shanghai FTZ   Ulaanbaatar   Zagreb.  Business Service Centers:  Johannesburg   Louisville.  For more information see www.hoganlovells.com

(and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities and the Representative Warrants pursuant to the terms of the Agreement, and (iv) receipt by the Company of the consideration for the Securities, the Representative Warrants and the Representative Warrant Shares, as applicable, specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors:

(a)                                 The Securities will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable;

(b)                                 The Warrants and Pre-Funded Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms;

(c)                                  The Representative Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to Dawson James in accordance with the Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(d)                                 The Warrant Shares, Pre-Funded Warrant Shares and Representative Warrant Shares will be authorized and when issued and paid for in accordance with the provisions of the Warrants, Pre-Funded Warrants and Representative Warrants, as applicable, will be validly issued and be fully paid and non-assessable.

The opinions expressed in paragraphs (b) and (c) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants, Pre-Funded Warrants or Representative Warrants, as applicable, are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP